UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INFOSPACE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFOSPACE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 12, 2008

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of InfoSpace, Inc., a Delaware corporation, will be held on May 12, 2008 at 10:00 a.m., local time, at The Westin Bellevue, 600 Bellevue Way NE, Bellevue, Washington 98004, for the following purposes:

1.	To elect two Class III directors to serve for their ensuing class term and until their successors are duly elected.

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for InfoSpace for 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 14, 2008 as the record date for the determination of stockholders entitled to vote at this meeting. Only stockholders of record at the close of business on March 14, 2008 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote online, by telephone or by signing, dating and returning the enclosed proxy card as promptly as possible. For specific instructions for voting online, by telephone or by mail, please see the enclosed proxy card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy. Please see “How may I vote my shares in person at the meeting” in the Questions and Answers section of the Proxy Statement for more details on voting in person at the meeting.

By	Order of the Board of Directors,

Alejandro C. Torres
General Counsel and Secretary

Bellevue, Washington

March 27, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE

ENCLOSED ENVELOPE OR VOTE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED VOTING INSTRUCTION CARD.

INFOSPACE, INC.

PROXY STATEMENT FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Annual Meeting will be held on May 12, 2008 at 10:00 a.m., local time, at The Westin Bellevue, 600 Bellevue Way NE, Bellevue, Washington 98004. All proxy cards are solicited for the purposes set forth herein and in the Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement. Voting materials, which include the Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2007, will be sent or otherwise distributed to stockholders on or about April 1, 2008. Our principal executive offices are located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004.

Important Notice Regarding the Availability of Proxy Materials for Stockholders Meeting to be Held on May 12, 2008.

We are mailing or otherwise delivering to you the Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2007. These proxy materials are also available to you on the Internet. The Proxy Statement, proxy card, Annual Report on Form 10-K for the year ended December 31, 2007 and Annual Review are available at www.proxyvote.com. You may access your proxy card on the Internet by following the instructions on the proxy card. Please note that you will not be required to provide any personal information, other than the identification number provided on the proxy card, to execute a proxy.

This solicitation of proxies is made on behalf of InfoSpace, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone.

We do not expect any matters not listed in the Proxy Statement to come before the Annual Meeting. If any other matter is presented, your signed proxy card or submission of your proxy by telephone or via the Internet gives the individuals named as proxy holders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, which would include matters that the proxy holders did not know were to be presented at the Annual Meeting and which were not presented to InfoSpace by March 13, 2008.

Questions and Answers

Q:	Who may vote at the meeting?

A:	The Board set March 14, 2008 as the record date for the meeting. All stockholders who owned InfoSpace common stock at the close of business on March 14, 2008 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on.

On March 14, 2008, 34,367,936 shares of our common stock were issued and outstanding. Shares of our common stock were held of record by 931 stockholders on the record date. The number of holders of record does not include beneficial owners of our common stock who hold their shares through brokers, banks or other holders of record.

Q:	How many votes do you need at the meeting?

A:	A majority of InfoSpace’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted by telephone or via the Internet.

Q:	What proposals will be voted on at the meeting?

A:	There are two Board proposals scheduled to be voted on at the meeting:

•	Election of two Class III members of the Board of Directors; and

•	Ratification of Deloitte & Touche LLP as InfoSpace’s independent registered public accounting firm.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors, the two Class III nominees who receive the greatest number of votes from shares present and entitled to vote at the meeting will be elected. To be passed, the proposed ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the shares cast at the meeting and entitled to vote with respect to such proposal.

Q:	How are votes counted?

A:	In the election of the directors, you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to any nominee. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” each nominee for director listed in this proxy statement and “FOR” the ratification of the appointment of Deloitte & Touche LLP as InfoSpace’s independent registered public accounting firm.

If you do not vote and you hold your shares in a brokerage account in your broker’s name (this is called “Street-name”), your broker will have discretionary authority to vote your shares “FOR” each nominee for director or to withhold votes for any nominee. Your broker will also have the discretionary authority to vote your shares “FOR” or “AGAINST” Proposal 2, the ratification of the appointment of Deloitte & Touche LLP. A broker non-vote will not have any effect on the outcome of the voting on a proposal.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	How may I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you hold your shares through a bank, broker or other holder of record (i.e., in “Street-name”), and you wish to vote at the meeting, you must present a legal proxy from your stockbroker or other holder of record in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting, and, if you hold your shares through a bank, broker or other holder of record, your proof of ownership, such as a brokerage statement. Even if you currently plan to attend the Annual Meeting, we recommend that you submit your proxy card as described above so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a stockholder of record or beneficially in Street-name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in Street-name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, via the Internet or by mail. Please refer to the summary instructions included on your proxy card. For shares held in Street-name, the voting instruction card will be provided by your stockbroker or nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title on the proxy card.

BY TELEPHONE OR THE INTERNET – If you have telephone or Internet access, you may submit your proxy by following the instructions on the proxy card.

BY MAIL – You may submit your proxy by mail by signing your proxy card or, for shares held in Street-name, by following the voting instruction card included by your stockbroker or nominee and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it. If you hold your shares in Street-name, you must present a legal proxy from your stockbroker in order to vote at the meeting.

Q:	What are InfoSpace’s voting recommendations?

A:	Our Board of Directors recommends that you vote your shares “FOR” each nominee to the Board listed in this Proxy Statement and “FOR” the ratification of Deloitte & Touche LLP as InfoSpace’s independent registered public accounting firm.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our Quarterly Report on Form 10-Q for the second quarter of 2008, which will be filed with the Securities and Exchange Commission and will also be available at www.infospaceinc.com.

“Householding” of Proxy Materials

We have adopted a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe this will provide greater convenience for our stockholders, as well as cost savings for us by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of our 2007 Annual Review, Annual Report on Form 10-K for the year ended December 31, 2007, or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock of InfoSpace as of March 17, 2008 as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and each nominee for director of InfoSpace, (iii) each of the executive officers named in the Summary Compensation Table in “Additional Information Relating to Our Directors and Executive Officers” and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors of InfoSpace is based on their most recent filings with the SEC (as described in the footnotes to this table) and is not independently verified by InfoSpace. The address for each of the directors, nominees for director and named executive officers of InfoSpace is c/o InfoSpace, Inc., 601 108th Ave NE, Suite 1200, Bellevue, Washington 98004.

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Shares Beneficially Owned (1)
	Number		Percent of Class
The Sandell Group 40 West 57th Street 26th Floor New York, NY 10019	2,771,204	(2)	8.1%

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	2,726,032	(3)	7.9%

Capital World Investors. 333 South Hope Street Los Angeles, CA 90071	2,421,200	(4)	7.0%

Renaissance Technologies LLC. 800 Third Avenue New York, NY 10022	1,902,100	(5)	5.5%

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Shares Beneficially Owned (1)
	Number		Percent of Class
Barclays Global Investors, N.A.	1,724,769	(6)	5.0%
45 Fremont Street San Francisco, CA 94105

John E. Cunningham, IV	61,732	(7)	*

R. Bruce Easter, Jr.	35,000	(8)	*

Steven L. Elfman	227,000	(9)	*

Nicholas F. Graziano	10,987	(10)	*

Jules Haimovitz	17,500	(11)	*

Richard D. Hearney	38,000	(11)	*

Allen M. Hsieh	120,833	(12)	*

Brian T. McManus	387,508	(13)	1.1%

William J. Ruckelshaus	10,987	(14)	*

Lewis M. Taffer	34,500	(11)	*

George M. Tronsrue, III	22,500	(11)	*

James F. Voelker	2,122,337	(15)	5.8%

Vanessa A. Wittman	40,000	(11)	*

All current directors and executive officers as a Group (14 persons)	2,576,335	(16)	7.0%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 17, 2008, if any, or shares of common stock subject to restricted stock units (“RSUs”) held by that person that vest within 60 days of March 17, 2008, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Based on information contained in a Schedule 13D/A filed with the SEC on October 12, 2007, by Sandell Asset Management Corp. (“Sandell”) and the other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Sandell Group”). According to the Schedule 13D/A, as of October 10, 2007, the Sandell Group included Castlerigg Master Investments Ltd., Sandell Asset Management Corp., Castlerigg International Limited, Castlerigg International Holdings Limited, Castlerigg Global Select Fund Limited, CGS, Ltd., Castlerigg GS Holdings, Ltd., and Thomas E. Sandell.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 6, 2008 by Dimensional Fund Advisors LP.
(4)	Based on information contained in a Schedule 13G filed with the SEC February 11, 2008 by Capital World Investors.
(5)	Based on information contained in a Schedule 13G/A filed with the SEC February 13, 2008 by Renaissance Technologies LLC and the other reporting person named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Renaissance Group”). According to the Schedule 13G/A, as of December 31, 2007, the Renaissance Group included Renaissance Technologies LLC and James H. Simons.
(6)

Based on information contained in a Schedule 13G filed with the SEC February 5, 2008 by Barclays Global Investors, N.A. and other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Barclays Group”). According to the Schedule 13G, as of December 31, 2007, the Barclays Group included Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG.

(7)	Includes 46,500 shares of common stock subject to options exercisable within 60 days of March 17, 2008, and 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.
(8)	Consists of shares of common stock subject to options exercisable within 60 days of March 17, 2008.
(9)	Consists of shares of common stock subject to options exercisable within 60 days of March 17, 2008.
(10)	Consists of 10,000 shares of common stock subject to options exercisable within 60 days of March 17, 2008 and 987 shares of common stock subject to RSUs vesting within 60 days of March 17, 2008.
(11)	Consists of shares of common stock subject to options exercisable within 60 days of March 17, 2008.
(12)	Consists of shares of common stock subject to options exercisable within 60 days of March 17, 2008.
(13)	Includes 258,000 shares of common stock subject to options exercisable within 60 days of March 17, 2008.
(14)	Consists of 10,000 shares of common stock subject to options exercisable within 60 days of March 17, 2008 and 987 shares of common stock subject to RSUs vesting within 60 days of March 17, 2008.
(15)	Includes 2,005,500 shares of common stock subject to options exercisable within 60 days of March 17, 2008.
(16)	Includes 2,406,083 shares of common stock subject to options exercisable within 60 days of March 17, 2008 and 4,867 shares of common stock subject to RSUs vesting within 60 days of March 17, 2008.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently comprises nine members, which are divided into three equal classes with overlapping three-year terms. Currently we have nine directors serving on our Board. Our Board of Directors has determined that, due to the current smaller size of the Company, it is in the best interests of the Company and its stockholders to reduce the number of authorized directors from nine members to eight members. Therefore, effective upon the expiration of Ms. Vanessa Wittman’s current term as a director of the Company on the day of the Annual Meeting, the number of authorized directors of the Company will be reduced from nine directors to eight directors such that there shall be only two Class III directors. A director serves in office until his or her respective successor is duly elected and qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. If a director resigns before the end of his or her term, the Board of Directors may appoint a director to fill the remainder of that term or leave the position vacant. Stockholder election of directors may only take place at the annual meeting at which the three-year term of that director would expire or at a special meeting of stockholders called for such purpose.

Nominees for Directors

Two Class III directors are to be elected at the Annual Meeting for a three-year term ending in 2011. The Board of Directors has nominated Jules Haimovitz and George Tronsrue for re-election as Class III directors. Each of Mr. Haimovitz and Mr. Tronsrue is an “independent director” as defined in the NASDAQ Marketplace Rules.

For further information on the process of director nominations and criteria for selection of directors, see “Director Nomination Process” below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees listed in this Proxy Statement. In the event that any of these nominees to the Board of Directors is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the specific nominees to be voted for will be determined by the proxy holders.

Vote Required; Election of Directors

If a quorum is present and voting, the two Class III nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED HEREIN.

Director Nominees

Class III – Terms expiring in 2011

The names of the nominees of the Board of Directors and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
Jules Haimovitz(1)(2)	57	Director	2005
George M. Tronsrue, III(2)(3)	51	Director	2003

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Governance Committee. Mr. Tronsrue serves as Chair of this committee.
(3)	Member of the Compensation Committee.

Jules Haimovitz has served as a director since October 2005. Since July 2007, he has served as President of Haimovitz Consulting, a media consulting firm. From July 2002 to July 2007, Mr. Haimovitz served as Vice Chairman and Managing Partner of Dick Clark Productions Inc., a producer of programming for television, cable networks and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc., including President of MGM Networks Inc., Executive Consultant to the CEO, and Chair of the Library Task Force. Mr. Haimovitz is a director of Blockbuster, Inc., a provider of in-home movie and game entertainment, and of ImClone Systems Incorporated, a biopharmaceutical company.

George M. Tronsrue, III has served as a director since February 2003. Since March 2004, Mr. Tronsrue has served as President and Co-Manager of Jericho Fund, LLC, an investment and consulting company. From January 2000 to March 2004, Mr. Tronsrue served as Chairman and Chief Executive Officer of Monet Mobile Networks Inc., a wireless Internet service provider. Monet Mobile filed for Chapter 11 bankruptcy protection in March 2004.

Continuing Directors

Class I – Terms expiring in 2009

The names of our three Class I directors, whose terms expire in 2009, and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
John E. Cunningham, IV	50	Director	1998
Lewis M. Taffer(1)(2)	60	Director	2001
William J. Ruckelshaus(2)(3)	43	Director	2007

(1)	Member of the Compensation Committee. Mr. Taffer serves as Chair of this committee.
(2)	Member of the Audit Committee. Mr. Ruckelshaus serves as Chair of this committee.
(3)	Member of the Nominating and Governance Committee.

John E. Cunningham, IV has served as a director of InfoSpace since July 1998. Mr. Cunningham has been a general partner of Clear Fir Partners, L.P., a private equity investment partnership, since February 1998. Since January 2004, he has served as a board member of Citel Technologies, Inc., a telecommunications company, and also served as its non-executive Chairman from January 2004 to July 2006. From April 1996 until February 2003, he served as President of Kellett Investment Corporation, an investment fund for private companies.

Lewis M. Taffer has served as a director since June 2001. Since March 2006, Mr. Taffer has served as an Operating Advisor at Pegasus Capital Advisors, a private equity fund manager. Since May 2006, he has served as a director and Senior Vice President at iGPS Company LLC, a provider of RFID (radio frequency identification)- tagged plastic pallet rental systems and an affiliate of Pegasus Capital Advisors. Since January 2005, he has been an independent management consultant. From January 2004 to January 2005, Mr. Taffer served as Executive

Vice President, Acquisition Marketing of America Online. From May 2001 through December 2003, Mr. Taffer was an independent consultant specializing in marketing, business development and strategic partnerships.

William J. Ruckelshaus has served as a director since May 2007. Mr. Ruckelshaus has served as Chief Financial Officer of Revenue Science Inc., an Internet advertising technology and services company, since May 2006. From July 2002 to April 2006, he served as Senior Vice President Corporate Development at Expedia, Inc., an online travel agency, where he oversaw Expedia’s mergers and acquisitions and led the corporate strategic planning effort.

Class II – Terms expiring in 2010

The names of our Class II directors, whose terms expire in 2010, and certain information about them are set forth below:

Name of Director or Nominee	Age	Positions with InfoSpace	Director Since
Richard D. Hearney(1)(2)	68	Director	2001
James F. Voelker	57	Chairman, Chief Executive Officer and President	2002
Nicholas F. Graziano(3)	36	Director	2007

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.

Richard D. Hearney has served as a director since September 2001. General Hearney served as President and Chief Executive Officer of Business Executives for National Security, an organization focusing on national security policy, from December 2000 to April 2002.

James F. Voelker has served as our Chairman and Chief Executive Officer since December 2002, and also as President since December 2005. He also held the title of President from December 2002 to April 2003. He has served as a director since July 2002. Mr. Voelker served as President and a director of NEXTLINK Communications, Inc. (now XO Communications, Inc.), a broadband communications company, from its inception in 1994 through 1998.

Nicholas (Nick) F. Graziano has served as a director since May 2007. Mr. Graziano is a Managing Director of Sandell Asset Management Corp., an investment manager. Mr. Graziano has been with Sandell since September 2006. From February 2004 to July 2006, Mr. Graziano was an investment analyst with Icahn Associates Corp., the primary investment vehicle of Carl Icahn, including Icahn Partners, a multi-billion dollar global hedge fund. In this position, he was responsible for analysis and execution of investment strategies, including public and private equity and distressed debt. From February 2002 to February 2004, Mr. Graziano was an analyst with March Partners LLC, a global event-driven hedge fund. Mr. Graziano is a director of WCI Communications, Inc., a homebuilding and real estate services company, and of Fair Isaac Corporation, a provider of decision management systems.

On April 26, 2007, InfoSpace entered into an agreement (the “Sandell Agreement”) with certain stockholders of InfoSpace affiliated with Sandell Asset Management Corp. (collectively, the “Sandell Group”). Among other things, pursuant to the Sandell Agreement, the Board elected Nick Graziano to the Board on May 2, 2007, and also agreed to nominate Nick Graziano for election to the Board as a Class II director at the 2007 Annual Meeting of Stockholders. In addition, pursuant to the Sandell Agreement, the Board elected Mr. Ruckelshaus to the Board to fill a vacancy in Class I on May 2, 2007.

As of March 14, 2008, the Sandell Group beneficially owns and controls 2,771,204 shares of InfoSpace’s common stock, or approximately 8.1% of InfoSpace’s common stock outstanding as of such date. There is no other relationship between InfoSpace, Mr. Ruckelshaus or Mr. Graziano.

Board Meetings and Committees; Corporate Governance Matters

The Board of Directors of InfoSpace held a total of 30 meetings, and acted by unanimous written consent once, during 2007. For 2007, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she has been a director or committee member.

Our Board has not adopted a formal policy regarding directors’ attendance at our annual meetings of stockholders. However, our directors are strongly encouraged to attend the annual meeting. Messrs. Cunningham, Graziano, Haimovitz, Hearney, Ruckelshaus, Taffer, Tronsrue and Voelker attended our 2007 Annual Meeting of Stockholders.

The Board of Directors believes that management speaks for InfoSpace. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with InfoSpace, but it is expected that Board members would do this with the advance knowledge of management and, absent unusual circumstances or as contemplated by Board committee charters, at the request of management. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the same to the intended recipient. The Corporate Secretary will in general forward such communication to the Board or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is abusive, threatening or otherwise inappropriate.

Each of Messrs. Cunningham, Graziano, Haimovitz, Hearney, Ruckelshaus, Taffer and Tronsrue and Ms. Wittman is an “independent director” as defined in the NASDAQ Marketplace Rules. In determining whether Mr. Cunningham is an “independent director” as defined in the NASDAQ Marketplace Rules, the Board of Directors considered that Mr. Cunningham’s brother is a non-executive, at-will employee of the Company who is serving as one of the Company’s managers of business development, and has an annual base salary of over $120,000 and is eligible to be paid bonuses by the Company.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Copies of our Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter and related Director Nomination Policy, as well as our Code of Business Conduct and Ethics, which is applicable to all of our employees, can be found on our corporate Web site at www.infospaceinc.com. You may also request copies of these documents from Investor Relations at (425) 201-6100 or (866) 438-4677.

The Audit Committee.    The Audit Committee, which currently consists of nonemployee directors William Ruckelshaus, Nicholas Graziano, Jules Haimovitz and Lewis Taffer, met nine times, and acted by unanimous written consent three times, during 2007. Mr. Ruckelshaus is Chair of the Audit Committee. Each member of the Audit Committee is an “independent director” as defined in the NASDAQ Marketplace Rules. Our Board of Directors has determined that Mr. Ruckelshaus is an “audit committee financial expert” under SEC rules and has determined that Mr. Ruckelshaus meets the NASDAQ’s professional experience requirements. Among other functions, the Audit Committee’s duties include the following:

•	Appointment, compensation, oversight and retention of our independent registered public accounting firm;

•	Pre-approving all services to be performed by the independent registered public accounting firm;

•	Reviewing the adequacy and effectiveness of our accounting and financial controls, including controls over financial reporting;

•	Reviewing our audited financial statements and quarterly financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers; and

•	Reviewing, approving and monitoring our code of ethics for senior financial personnel.

The Compensation Committee.    The Compensation Committee currently consists of nonemployee directors Richard Hearney, Lewis Taffer, George Tronsrue and Vanessa Wittman. Mr. Taffer is chair of the Compensation Committee. Each member of the Compensation Committee is an “independent director” as defined in the NASDAQ Marketplace Rules. The Compensation Committee met 15 times, and acted by unanimous written consent three times, during 2007. The Compensation Committee’s duties include the following:

•	Annually reviewing and approving compensation for our Chief Executive Officer and other executive officers;

•	Annually reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;

•	Evaluating the performance of the CEO and such other executive officers as appropriate; and

•	Acting as administrator of InfoSpace’s stock plans.

A description of the considerations and determinations of the Compensation Committee regarding the compensation of our executive officers is contained in the Compensation Discussion & Analysis portion of this Proxy Statement. For the determination of our nonemployee directors’ compensation, the Compensation Committee may review and make recommendations to the Board of Directors regarding plans that are proposed for the provision of compensation to the directors of the Company. In 2003, the Compensation Committee utilized the services of a compensation consultant, Towers Perrin, to provide benchmarking information and recommend a policy for the compensation of the Company’s nonemployee directors for service on the Board of Directors and the committees of the Board. The Compensation Committee also sought input and recommendations from our Chief Executive Officer, Mr. Voelker. The Compensation Committee then made a recommendation to the Board for their approval, which occurred in February 2003. A description of the compensation program for our nonemployee directors can be found below in the “Director Compensation for 2007” section of this Proxy Statement.

The Nominating and Governance Committee.    The Nominating and Governance Committee, which currently consists of nonemployee directors Jules Haimovitz, Richard Hearney, William Ruckelshaus and George Tronsrue, met five times, and acted by unanimous written consent two times, during 2007. Mr. Tronsrue is Chair of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is an “independent director” as defined in the NASDAQ Marketplace Rules. The Nominating and Governance Committee’s duties include:

•	Assisting the Board by identifying prospective director nominees and recommending to the Board the director nominees for the next annual meeting of stockholders;

•	Developing and recommending to the Board the governance principles applicable to InfoSpace;

•	Evaluating the performance of individual directors and assessing the effectiveness of the committees and the Board as a whole;

•	Recommending to the Board director nominees for each committee; and

•	Considering stockholder nominees for election to the Board as described below under “Director Nomination Process.”

Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board, which is responsible for approving director candidates for nomination by the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board is properly constituted to meet its fiduciary obligations to InfoSpace and its stockholders.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications:

•	Commitment to InfoSpace’s business success consistent with the highest standards of responsibility and ethics;

•	Representation of the best interests of all of InfoSpace’s stockholders and not any particular constituency;

•	Conscientious preparation for, attendance and participation in Board and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with his or her obligations to InfoSpace and its stockholders;

•	An established record of professional accomplishment in his or her chosen field; and

•	No material personal, financial or professional interest in any InfoSpace competitor that would interfere or conflict with his or her obligations to InfoSpace and its stockholders.

The Nominating and Governance Committee also considers the following qualifications desirable in Board nominees:

•	Contribution to the Board’s overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives and backgrounds; and

•	Professional and personal experience and expertise relevant to InfoSpace’s business objectives.

The Nominating and Governance Committee may solicit ideas for possible Board candidates from a variety of sources, such as members of the Board, Company executives, or individuals personally known to the members of the Board or Company executives through personal or professional relationships, and research. The Nominating and Governance Committee has not paid a third party to identify or evaluate potential nominees in 2007 or with respect to the current slate of nominees. However, the Committee has the authority to retain a search firm, at InfoSpace’s expense, to be used to identify or evaluate director candidates at its discretion.

Any stockholder may nominate candidates for election as directors by following the procedures set forth in our Bylaws, including the applicable notice, information and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals” below. A copy of our Bylaws is available on our corporate Web site at www.infospaceinc.com.

Any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information and consent requirements of the Committee’s Director Nomination Policy. Any such Board candidate must be independent of the stockholder in all respects and must also qualify as an “independent director” under applicable NASDAQ Marketplace Rules. The notice must be received by the Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, identification of, and other information with regard to, the stockholder(s) submitting the proposal, and information with respect to the proposed Board candidate. The notice should be sent to the following address:

Chair, Nominating and Governance Committee

InfoSpace, Inc.

c/o Corporate Secretary

601 – 108th Avenue NE, Ste. 1200

Bellevue, WA 98004

The Nominating and Corporate Governance Committee did not receive prior to December 19, 2007 any recommendations for director candidates from any non-management stockholder or group of stockholders that beneficially owns more than 5% of InfoSpace’s voting stock.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit the financial statements of InfoSpace for 2008, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.

Deloitte & Touche LLP has audited our financial statements annually since 1997. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote; Ratification of Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the independent registered public accounting firm.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THIS PROPOSAL.

Fees Paid to Independent Registered Public Accounting Firm for 2007 and 2006

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) to InfoSpace and subsidiaries during 2007 and 2006 were as follows:

	2007	2006
Audit fees(1)	$1,093,998	$1,109,040
Audit-related fees(2)	31,149	—
Tax fees	—	—
All other fees(3)	1,500	1,500

Total fees	$1,126,647	$1,110,540

(1)	Audit fees reflect fees billed for the audit of the year indicated.
(2)	Audit-related fees for 2007 were for assurance services concerning financial accounting and reporting, and assistance with due diligence assignments related to strategic transactions.
(3)	Other fees consist of our annual subscription to The Deloitte Accounting Research Tool, which we use when performing technical accounting research.

The Audit Committee pre-approves all audit and non-audit services to be performed by InfoSpace’s independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Deloitte & Touche of the non-audit services described above is compatible with Deloitte & Touche’s independence. After consideration, the Audit Committee has determined that Deloitte & Touche’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Deloitte & Touche in 2007 and 2006 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of InfoSpace shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that InfoSpace specifically incorporates it by reference into such filing.

From January 1, 2007 to May 30, 2007, the Audit Committee of the Board of Directors was comprised of four nonemployee directors: Ms. Vanessa Wittman (Chair) and Messrs. Jules Haimovitz, Richard Hearney and Lewis Taffer. Since May 31, 2007, the Audit Committee has consisted of four nonemployee directors: William Ruckelshaus (Chair), Nicholas Graziano, Jules Haimovitz and Lewis Taffer. Each member that served on the Audit Committee in 2007 and that currently serves on the Audit Committee met or meets the independence criteria prescribed by applicable law and the SEC rules and is an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15). Each Audit Committee member that served on the Audit Committee in 2007 and that currently serves on the Audit Committee met or meets the NASDAQ’s financial knowledge requirements. Our Board of Directors has determined that Mr. Ruckelshaus is an “audit committee financial expert” under SEC rules and has determined that Mr. Ruckelshaus meets the NASDAQ’s professional experience requirements. The Audit Committee met nine times, and acted by unanimous written consent three times, during 2007.

The Audit Committee is governed by a written charter which complies with applicable provisions of the Sarbanes-Oxley Act and related SEC and NASDAQ rules. On an annual basis, the Audit Committee reviews and reassesses the adequacy of its charter.

As more fully set forth in the Audit Committee charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of InfoSpace, including internal controls over financial reporting, and other such duties as directed by the Board. As part of this process, the Audit Committee oversees the quarterly reviews and annual audit of the Company’s consolidated financial statements by InfoSpace’s independent registered public accounting firm and reviews and approves the audit budget as well as any other non-audit fees paid to the Company’s independent registered public accounting firm. The Audit Committee is also responsible for maintaining free and open means of communication among the directors, the independent registered public accounting firm, and the financial management of InfoSpace. In addition to specified duties, the Committee may meet with various employees during the year and has access to any of InfoSpace’s employees or advisors with whom it wishes to communicate.

Management is responsible for InfoSpace’s internal control over financial reporting, preparation of financial statements and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of InfoSpace’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Committee members rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent registered public accounting firm.

In this context, the Audit Committee has:

•	discussed with InfoSpace’s independent registered public accounting firm the overall scope and plans for their audits;

•

met and held discussions with the independent registered public accounting firm, both with and without management present, to discuss the results of their examinations, their evaluations of InfoSpace’s internal control over financial reporting, and the overall quality of InfoSpace’s financial reporting;

•

discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07, including discussion of the quality, not just acceptability, of the application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed and discussed the audited financial statements with management of InfoSpace; and

•

discussed with the independent registered public accounting firm their independence and have received the written disclosures and letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as adopted by the PCAOB.

Based on our reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

The Audit Committee has also recommended, subject to ratification by the stockholders, the selection of Deloitte & Touche LLP as InfoSpace’s independent registered public firm for the year ending December 31, 2008.

Members of the Audit Committee:

William J. Ruckelshaus, Chair
Nicholas F. Graziano
Jules Haimovitz
Lewis M. Taffer

ADDITIONAL INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Overall Objectives of the Compensation of Our Named Executive Officers

The objectives of our compensation program for our Named Executive Officers (as defined below in the introductory paragraph of the “Summary Compensation Table”) are the following:

•	to attract and retain the best qualified team of executives with the talent, expertise and drive that we seek at InfoSpace,

•	to meet our goals of growth and cash flow generation, and

•	to provide incentives that align the interests of our executives with the overall goal of maximizing stockholder value over time.

To attract and retain executives with the qualities we seek, the Compensation Committee starts by setting a competitive level of annual base compensation. To achieve our objectives of growth and cash flow generation, our Compensation Committee has designed our executive compensation policies such that a significant portion of the executive’s cash compensation is contingent upon achievement of specified revenue and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, and excluding non-cash stock compensation and non-recurring and non-operating items) goals determined by the Compensation Committee. Adjusted EBITDA is our measure of cash flow from operations. To align the interests of the executives with the overall goal of maximizing stockholder value over time, the Compensation Committee grants long-term equity awards. Specifically, our compensation program for our executive officers is comprised of a mix of annual base cash compensation, annual cash incentive bonus, and long-term equity awards. The compensation mix and levels for executive officers (other than our Chief Executive Officer) are subject to annual review by the Compensation Committee and our Chief Executive Officer, and the compensation mix and levels for our Chief Executive Officer are subject to annual review by the Compensation Committee. From time to time the Compensation Committee may also award one-time cash bonuses or equity-based awards in consideration of a specific executive officer’s performance or changed circumstances of the Company or the market in which we operate.

In setting the allocation among the various elements of compensation to meet our objectives, we consider such matters as:

•	our current and estimated future financial and operating performance;

•	our strategic goals;

•	the market performance of our common stock;

•	the position and past performance of the individual executive officer; and

•	our ability to attract and retain qualified management in light of current and expected competition for such individuals.

The Compensation Committee seeks to employ and retain executive officers who are qualified not only to manage InfoSpace in its current form and structure, but who also have the talent and qualifications to grow our company and manage a more complex organization, which qualifications the Compensation Committee deems vital to achieve our goals. Due to the risk inherent in our business, the performance goals we set for our executive officers and the risks we ask them to take with respect to their potential total cash compensation, the Compensation Committee attempts to set the level of total potential compensation above the market median for our peers. The Compensation Committee deems this above-market compensation critical in attracting executives with the talent and qualifications that are needed to meet our performance goals while reducing the risk of turnover. No set formula is used for these determinations, and no particular factor is weighted more or less than the other.

Utilizing the considerations discussed above, the Compensation Committee determines the compensation package for each of the executive officers, including the mix of annual base cash compensation, annual cash incentive bonus, and long-term equity awards. The annual base cash compensation and annual cash incentive bonus rates for each executive for 2007 was carried forward from 2006. The Compensation Committee determined that most of the executives would remain in the same roles in 2007 as they had in 2006 and, for those who were changing roles, the 2006 compensation package provided the desired base salary and incentive bonus potential. The Compensation Committee utilized benchmarking information that had been provided to the Compensation Committee by the compensation consultant Towers Perrin HR Services in determining the 2006 compensation packages. The Compensation Committee considered such information still relevant in determining the initial compensation packages for 2007. Our peer group for benchmarking purposes was compiled with input from the Compensation Committee members, our Chief Executive Officer and Towers Perrin. The peer group was composed of twelve organizations that are similar to InfoSpace in terms of both revenues and business as of November 2005:

• Akamai Technologies, Inc.	• Doubleclick, Inc.	• Interactive Data Corp
• aQuantive	• drugstore.com Inc.	• MIVA (formerly FindWhat.com)
• Ask Jeeves	• F5Networks	• Openwave Systems Inc.
• CNET Networks	• InfoUSA	• ValueClik

Towers Perrin also used data from published salary surveys. In addition to Towers Perrin, the Compensation Committee also sought input and recommendations from our Chief Executive Officer in setting the compensation package for the executive officers other than himself.

Lastly, as discussed in more detail below regarding the compensation packages for the second half of 2007, the Compensation Committee hired Syzygy Consulting Group, LLC, another compensation consultancy firm, to assist in the formulation of our employee make-whole program in connection with the dividends we declared in 2007 (as discussed in more detail below), as well as the compensation packages for our executive officers in connection with the review of the Company’s strategic alternatives and execution of its strategic plan.

During the first quarter of 2007, the Company began to consider strategic alternatives that would allow the Company to unlock the value that had been created in the Company over the past several years and to distribute that value to the Company’s stockholders. In connection with these potential strategic alternatives, the goals in terms of the compensation to be paid to our Named Executive Officers became (1) to align their compensation arrangements with the strategic goals of the Company, (2) to provide compensation similar to the payment and returns to be received by our stockholders, and (3) to remain competitive with respect to market compensation practices. The Compensation Committee hired Syzygy to assist us in creating a program that would meet these goals.

The objectives of the compensation program to meet these goals included the following:

•	Maintain the competitiveness of the compensation program;

•	Insulate key management from concern that implementing any strategic actions may result in their own redundancy;

•	Address concerns that the Company might not maintain its attractiveness and value if attrition of key management occurred;

•

Provide market-based severance compensation to executive officers to help provide enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a change of control; and

•	Provide a payment that would allow employees to maintain the value of their stock compensation holdings by sharing in any cash distribution to stockholders.

In order to determine overall compensation levels to meet these objectives, Syzygy advised the Compensation Committee on varying market compensation practices, and recommended a “percent of value created for stockholders” structure intended to provide market-typical compensation levels to the executive officers in connection with potential strategic transactions. This structure was seen as providing a method to compensate the executives for the value they helped to create for stockholders. In keeping in line with market practices, the compensation structure for the Chief Executive Officer was designed to allow the Chief Executive Officer to earn about five percent of the increase in enterprise value that was achieved from the date of his tenure. For the other executive officers, the compensation structure was designed to allow them to earn, in the aggregate, about five percent of the increase in enterprise value, with the specific award to each executive officer based on the scope of the executive officer’s job, contribution to the creation of value and length of service with InfoSpace.

In evaluating market practices, the Compensation Committee relied on benchmarking information that had been provided by Syzygy. The information was based on several companies in the internet/e-commerce, wireless and technology sectors. Companies were identified as benchmarks because they have embarked on similar strategies or because they are in similar industries and reflect a real time labor market for InfoSpace’s management positions. In each instance, the analysis was focused on identifying a reasonable and customary proportion of executive compensation earnings as a percentage of the value delivered to stockholders through increases in enterprise value, spin-offs, dividends and investments. Some of the public companies analyzed included the following:

• A.D.A.M.	• Expedia	• Open Text
• Agile Software	• i2 Technologies	• Pegasystems
• Aptimus	• Informatica	• Sapient
• Ariba	• Intersearch Group	• SI International
• Borland	• Interwoven	• TheStreet.com
• CACI International	• JDA Software	• Sabre Group
• CNET	• Manhattan Associates	• Vignette
• Emageon Inc.	• Move	• Webmethods
• Entrust	• Navigant Consulting	• Yahoo!

Utilizing the information provided by Syzygy, and input from the Chief Executive Officer, the Compensation Committee, with the approval from the Board of Directors, determined the new compensation package for the Named Executive Officers. The desired compensation structure was primarily delivered through grants of restricted stock units and potential grant of options, and included enhancing existing cash compensation components, the make-whole programs, and enhanced severance and change in control arrangements discussed below. On August 3, 2007, the Company entered into new employment agreements with each of the Named Executive Officers, which agreements are discussed in more detail below.

Annual Base Salary

The annual base salary for our Named Executive Officers is typically set with the goal of providing each executive officer with a competitive level of annual base salary while maintaining a large portion of the executive officer’s potential total annual cash compensation at risk using incentive cash bonuses.

In light of these considerations, annual base salary for our executive officers for 2007, other than Mr. James Voelker, our Chief Executive Officer, and Mr. Hsieh, our former Chief Financial Officer, was targeted above the market median of the salary ranges we found for similar executive positions as identified in our peer review and salary survey analysis. Mr. Hsieh’s base salary was set below market median levels, reflecting that he was appointed relatively recently to the position of Chief Financial Officer. The annual base salary for Mr. Voelker has not been increased since he became our Chief Executive Officer in December 2002. The Compensation Committee has attempted to tie Mr. Voelker’s potential compensation opportunity to an increase in the value of his equity awards and, by doing so, closely aligning his performance with the overall objective of increasing stockholder value over time.

The Compensation Committee believes that the levels of annual base compensation that it has set for the Company’s executive officers are vital in attracting and retaining the talented management that we seek to grow InfoSpace and generate cash flow. At the same time, however, the Compensation Committee believes that it is important to maintain a large portion of management’s potential total cash compensation at risk, as described in more detail below.

Cash Incentive Bonuses

The Compensation Committee seeks to maintain a significant portion of each executive’s total cash compensation at risk, tied to achievement of specified revenue and Adjusted EBITDA (cash flow from operations) goals. From time to time, the Compensation Committee may also award one-time cash bonuses to executive officers in consideration of a specific executive’s performance or changed circumstances of the Company or the market in which we operate. Additionally, employment agreements with our Named Executive Officers provide for eligibility for annual performance bonuses to be set at no less than 50% of the base salary of such executive officer’s then-current base salary.

For 2007, revenue and Adjusted EBITDA goals were established and measured on a worldwide basis for the Chief Executive Officer, the Chief Financial Officer and the General Counsel, and their bonuses, if earned, accrued quarterly and were to be paid annually. The Executive Vice President, Mobile and Executive Vice President, Online, had business-unit specific revenue and Adjusted EBITDA targets, and their bonuses, if earned, accrued quarterly and were to be paid semi-annually. This reflects the differences in the impact the various positions have on the attainment of the revenue and Adjusted EBITDA objectives. Bonus amounts were approved by the Compensation Committee for payment based on achievement of the revenue and Adjusted EBITDA goals. Specified management performance objectives were also set for the Executive Vice-President, Mobile and for the Executive Vice President, Online.

Moreover, for 2007, annual incentive bonus targets for our Named Executive Officers were set at or above the median bonus levels of InfoSpace’s peer group companies included in our benchmark survey, at between 75% and 125% of base salary, which reflects the large at-risk portion of our executive officers’ total cash compensation as discussed above. The target bonus was set at 75% for each of our Named Executive Officers, except Mr. Voelker, whose target bonus was set at 100%, and Mr. McManus, whose bonus target was set at 125% to take into account that his position was accountable for achieving a large portion of the Company’s revenue and Adjusted EBITDA targets. The executive officers were eligible to receive larger incentive bonuses if the performance goals were surpassed and smaller or no incentive performance bonuses if performance goals were not reached. As explained in more detail below, the potential annual bonus was capped for all of the Named Executive Officers.

The Compensation Committee set the revenue and Adjusted EBITDA performance targets at the beginning of 2007 for each quarter and the targets were not revised during the year. Under the 2007 cash incentive bonus plan, revenue achievement was given a weight of 35% and Adjusted EBITDA achievement was given a weight of 65% in determining the total bonus. This change from the 2006 program relative weights of 50% revenue and 50% Adjusted EBITDA reflected the focus on achieving positive Adjusted EBITDA, and the need to manage expenses and provide operating profit. The following table shows the bonus achievement percentage at various levels of performance:

Bonus Achievement Table

Performance Level	Revenue or Adjusted EBITDA Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% - 89%	0%
Threshold	90% - 94%	50%
	95% - 99%	80%
Target	100% - 114%	100% - 114%
Acceleration	115%	120%
	116% - 145%	121% - 150%
Maximum	>145%	150%

Achievement of revenue or Adjusted EBITDA targets are exclusive of one another. If either revenue or Adjusted EBITDA achievement is below the 90% threshold, a bonus may still be earned if the other measure exceeds the 90% threshold. These threshold minimums are high in comparison to typical market practice. By setting such a high target threshold, the Compensation Committee sought to provide a strong incentive to the executive officers to reach such goals.

Additionally, the Compensation Committee capped the amount of bonus for all the Named Executive Officers. This cap would be reached when 145% or more of the performance target was reached. Potential bonuses are capped to avoid paying excessive incentive bonuses. The specific revenue and Adjusted EBITDA targets have not been included in this description or otherwise publicly disclosed in order to maintain the confidentiality of InfoSpace’s commercial or business information. However, the targets are challenging and require significant effort for their achievement. As mentioned above, the Compensation Committee seeks to maintain a large portion of the executive officer’s potential total annual cash compensation at risk in the form of incentive cash bonuses. For the second quarter of 2007, Mr. Elfman earned only 88% of his quarterly bonus and no other Named Executive Officer earned a bonus. Except for Mr. Elfman, who would have earned 28% of his bonus for the third quarter of 2007, no Named Executive Officer earned a bonus for the third quarter of 2007. The bonus Mr. Elfman would have earned in the third quarter of 2007 was paid by Motricity, the acquiror of our mobile business, whom Mr. Elfman joined upon the closing of such business. Because of the sale of our directory and mobile business in the fourth quarter of 2007, no bonus was earned by Mr. McManus nor Mr. Elfman in the fourth quarter of 2007, although we estimate that Mr. Elfman would have achieved at least his target bonus. No other Named Executive Officer earned a bonus for the fourth quarter of 2007. Messrs. Voelker, Hsieh and Easter earned only 27% and Mr. McManus 26% of their overall target bonus in 2007.

The following example shows how the cash bonus earned for a particular quarter would be calculated for an executive officer who had a 75% bonus target, an annualized base salary of $275,000, and 95% and 107% of the revenue and Adjusted EBITDA performance targets were reached, respectively, using percentages from the table above:

	Performance Achievement vs. Target		Bonus Achievement Percentage		Final Bonus Achievement Percentage “A”	Base Salary/4 “B”	Bonus Target “C”	Calculated Accrued Bonus AxBxC
Quarter	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA
Q1	95%	107%	80%	107%	97.6%	$68,750	75%	$50,325

The bonus amounts were accrued each quarter during 2007. They were paid annually to the Chief Executive Officer, Chief Financial Officer and General Counsel and semi-annually to the other executives under the plan. The semi-annual payments reflect the more immediate impact those positions have on performance quarter over quarter and the Compensation Committee’s desire to provide a more immediate reward for results.

Under the 2007 cash incentive bonus plan, an executive had to achieve at least 50% of his specified management performance objectives in order to receive any bonus, even if he met his revenue and Adjusted EBITDA targets. The Compensation Committee had discretion to pay out partial bonuses if such management performance objectives were at least 50% but not 100% achieved. All bonus payments proposed by the Chief Executive Officer to be made to the executive officers were submitted to the Compensation Committee for final approval. The Compensation Committee could have adjusted the final bonus amount as it deemed appropriate to reflect changes in the industry, the Company, the executive’s job duties or performance, or any other circumstance the Committee determined should impact bonus awards.

Cash Incentive Bonus Plan for 2008

For 2008, the Compensation Committee has adopted a cash incentive bonus plan similar to the 2007 plan for the executive officers, all of whom, except Mr. Voelker, are new to their positions. Like the 2007 bonus program described above, the payment of 2008 cash bonuses is based upon the attainment of specific revenue and Adjusted EBITDA objectives established by the Compensation Committee. The key differences are as follows:

-	For 2008, all the executive officers will have consolidated revenue and Adjusted EBITDA targets. The bonuses will accrue quarterly and will be paid annually to the Chief Executive Officer, semiannually to the Chief Financial Officer, General Counsel and Chief Accounting Officer, and quarterly to the Chief Marketing Officer and Chief Technology Officer. This reflects the differences in the impact the various positions have on the attainment of the revenue and Adjusted EBITDA objectives. The quarterly payments reflect the more immediate impact those positions have on performance quarter over quarter and the attempt provide a more immediate reward for results.

-	Under the 2008 bonus plan, the revenue performance target and the Adjusted EBITDA performance target were given equal relative weight of 50% each for all the executive officers. This change from the 2007 program weighting reflects the refocus on achieving both revenue and Adjusted EBITDA goals, and the need to manage expenses and provide operating profit under our new business model that is focused on online search.

-	For 2008, annual incentive bonus targets for the executive officers were set below, at or above the median bonus levels revealed in our benchmarking, at between 30% and 100% of base salary, which reflects the large at-risk portion of some our executive officers’ total cash compensation, while recognizing that certain of our executive officers have a lesser impact in achieving our goals and some are new to their positions. The target bonus was set at 100% for the Chief Executive Officer, 75% for the Chief Marketing Officer, 50% each for the Chief Financial Officer and Chief Technology Officer, 35% for the General Counsel, and 30% for the Chief Accounting Officer.

The specific revenue and Adjusted EBITDA targets have not been included in this description or otherwise publicly disclosed in order to maintain the confidentiality of InfoSpace’s commercial or business information. However, the targets are challenging and require significant effort for their achievement.

Equity Awards

Stock Options

Stock options have been an important part of our long-term compensation program. The Compensation Committee bases the grant of stock options to our executive officers on the Committee’s estimation of each executive’s expected contribution to the long-term growth and profitability of InfoSpace. The Compensation Committee annually reviews whether additional grants should be issued to executive officers. Stock option grants are intended to provide additional incentives to the executive officers to reach our overall objective to maximize stockholder value by encouraging executives to manage from the perspective of owners with an equity stake in InfoSpace. Therefore, our option grants have typically had values around the 75th percentile of the market. We estimate the value of an option at the time of the grant using the Black-Scholes methodology. Options are granted at the then-current market price and are generally subject to two to four-year vesting periods to encourage key employees to remain with InfoSpace.

Except as explained below, under our Restated 1996 Flexible Stock Incentive Plan (“1996 Stock Incentive Plan”), any outstanding stock option terminates upon a change of control (as defined in the 1996 Stock Incentive Plan). However, to the extent permitted by law, 25% of unvested stock options vest immediately prior to a change of control transaction. The options do not terminate, however, if the options are assumed or substituted by the successor corporation or its parent company. If the options are not assumed or substituted with options providing substantially equal value and substantially similar provisions as the options, then an additional 25% of unvested options vest immediately prior to a change of control transaction. Additionally, as more fully described below, our employment agreements with our Named Executive Officers provided for full acceleration of vesting of all equity awards held by the Named Executive Officer upon a change of control, termination of employment of the executive officer by us or our successor if such termination was not for cause or was by the executive for good reason, as well as upon the death of the executive.

With respect to our Chief Executive Officer, as discussed above, a substantial portion of his total compensation is granted in the form of stock options, and the amount of options granted to Mr. Voelker reflects the Compensation Committee’s attempt to tie Mr. Voelker’s potential compensation opportunity to an increase in the value of his stock options and, by doing so, closely aligning his performance with the overall InfoSpace objective of increasing stockholder value over time.

No option grants were made to the Named Executive Officers in 2007.

Restricted Stock Units

The Compensation Committee has recently utilized restricted stock units (“RSUs”) as part of its equity-based compensation. As mentioned at the beginning of this Compensation Discussion and Analysis, from time to time the Compensation Committee may also award one-time cash bonuses or equity-based awards in consideration of a specific executive officer’s performance or changed circumstances of the Company or the market in which we operate. As with our stock options, under our 1996 Stock Incentive Plan, any outstanding RSU terminates upon a change of control (as defined in the 1996 Stock Incentive Plan). However, to the extent permitted by law, 25% of unvested RSUs vest immediately prior to a change of control transaction. The RSUs do not terminate, however, if the RSUs are assumed or substituted by the successor corporation or its parent company. If the RSUs are not assumed or substituted with RSUs providing substantially equal value and substantially similar provisions as the RSUs, then an additional 25% of unvested RSUs vest immediately prior to a change of control transaction. Additionally, as more fully described below, our employment agreements with our Named Executive Officers provided for full acceleration of vesting of all equity awards held by the Named Executive Officer upon a change of control, termination of employment of the executive officer by us or our successor if such termination was not for cause or was by the executive for good reason, as well as upon the death of the executive.

On June 22, 2007, in connection with a special dividend declared by InfoSpace in May 2007, and as part of company-wide compensation program approved by the Board of Directors in consultation with Syzygy, each of the Named Executive Officers received RSUs with a value equal to the reduction in value of such officers’ unvested RSUs and in-the-money stock options, based on the share price of InfoSpace’s common stock before and after the dividend (as measured by the difference between the 30-day average closing price of InfoSpace’s common stock before, and the 5-day average closing price of InfoSpace’s common stock on and after, the ex-dividend date). The original vesting schedule of such grants was the same as the options or RSUs with respect to which they were issued. The number RSUs granted to each of the Named Executive Officers and their original vesting schedule is set forth in the “Grants of Plan-Based Awards in 2007” table below. The compensation program was intended to compensate the Company’s employees, including the Named Executive Officers, for the potential decrease in the value of their equity awards attributable to the dividend, because the underlying plan documents did not contemplate such a dividend and did not provide a mechanism to maintain the value of employee equity awards. The Board of Directors believes that this make whole RSU grants, and the make whole cash payments described below, were appropriate fair and reasonable and in the best interests of the Company and its stockholders. As more fully described in the Change of Control Arrangements section below, these RSUs vested on December 28, 2007, the day of the closing of the sale of the Company’s mobile business to Motricity, Inc.

On August 2, 2007, our Compensation Committee approved an additional award of RSUs to the Named Executive Officers aimed specifically at retaining the executive officers during the consideration and execution of potential strategic transactions involving the Company during the second half of 2007. The grant of the RSUs was part of the new employment agreements approved by the Board of Directors and entered into with each of the Named Executive Officers, as more fully described below. The Board of Directors determined that the stock options and RSUs the executive officers held did not provide sufficient incentive for them to remain with InfoSpace in light of the uncertainty of InfoSpace’s prospects caused by the then potential of one or more strategic transactions involving InfoSpace, which may have affected the ability of InfoSpace to successfully complete such transactions. In addition, the Board determined the program was also necessary to motivate the executive officers to successfully complete such transactions to unlock shareholder value. The Board determined that that additional RSU grants would retain and motivate the executive officers by allowing them to receive a percentage of the value delivered to the stockholders. As discussed above, the benchmark was to allow the Chief Executive Officer to earn about five percent of the enhanced enterprise value and for the other executives to earn, in the aggregate, five percent as well. The specific awards for each Named Executive Officer were determined by the Compensation Committee in consultation with Syzygy and the Chief Executive Officer, and were determined based on the scope of the Named Executive Officer’s job, contribution to the creation of value and length of service with InfoSpace. The RSUs were to fully vest on July 10, 2008. As more fully described in the Change of Control Arrangements section below, these RSUs vested on December 28, 2007, the day of the closing of the sale of the Company’s mobile business to Motricity.

Compensation Program in Connection with Special Dividends

In connection with the special dividend declared by the Company in May 2007, and as part of company-wide compensation program approved by the Board of Directors in consultation with Syzygy, each employee, including the Named Executive Officers, received a cash payment in an amount equal to the reduction in value of vested in-the-money stock options held by each eligible person, based on the share price of InfoSpace’s common stock before and after the dividend (as measured by the difference between the 30-day average closing price of InfoSpace’s common stock before, and the 5-day average closing price of InfoSpace’s common stock on and after, the ex-dividend date) (the “make-whole payments”), plus a tax “gross-up” on such payments. Since the underlying equity plan documents did not contemplate that a dividend would be paid with respect to the applicable outstanding stock options, the make-whole payments were intended to compensate the Company’s employees, including the Named Executive Officers, for the potential decrease in the value of their equity awards attributable to the dividend.

In connection with the special dividend declared by the Company in November 2007, and pursuant to the Named Executive Officers’ employment agreements, each of the Named Executive Officers received make-whole payments in an amount equal to the reduction in value of such officers’ RSUs and in-the-money stock options as calculated under the employment agreements, based on the share price of InfoSpace’s common stock before and after such dividend (as measured by the difference between the 30-day average closing price of InfoSpace’s common stock before, and the 5-day average closing price of InfoSpace’s common stock on and after, the ex-dividend date), plus a tax “gross-up” on such payments.

The tax “gross-ups” were intended to compensate the employees, including the Named Executive Officers, for potential taxes on the make-whole payments. By providing for a tax gross-up on the make-whole payments, the Board intended to provide employees with the value they would have received had the equity plan document contemplated maintaining the value of the equity awards in the event of a dividend to stockholders. Such provisions in a plan typically provide each plan participant with an equivalent value grant at the time such a dividend is distributed to stockholders without the participant incurring any immediate tax liability.

The Board of Directors believes these make-whole payments and related tax gross-ups were appropriate and in the best interests of the Company and its stockholders.

Non-Competition Agreements

Our executive officers generally sign non-disclosure, invention assignment and non-competition agreements which limit their ability to compete with us for a year after their employment ends.

Severance Arrangements

On August 3, 2007, InfoSpace entered into Amended and Restated Employment Agreements with each of the Named Executive Officers, which provided the following severance benefits. Based on review of published compensation figures, the severance arrangements for our Named Executive Officers contained in their employment agreements are in line with severance practices in the market under circumstances when companies are pursuing and implementing strategic transactions and capital redeployments.

Severance Arrangements with James Voelker other than in connection with a Change of Control

The agreement between the Company and Mr. Voelker provides for an initial employment term ending on December 31, 2008, as extended upon the mutual consent of the Company and Mr. Voelker and to be automatically extended in the event of a Change of Control (as defined in Mr. Voelker’s employment agreement (the “Voelker Agreement”) to the date that is one year following such Change of Control.

In the event that Mr. Voelker terminates his employment with the Company while an at-will employee following the expiration of the employment term, subject to certain conditions, he will be eligible to receive severance payments equal to six (6) months of his base salary as well as reimbursement from the Company for continuing health insurance coverage for up to twelve (12) months. In addition, in such event, Mr. Voelker’s then-unvested and outstanding RSUs, stock options and restricted shares, if any (collectively, “Equity Awards”), will vest in their entirety.

Mr. Voelker’s employment with the Company may be terminated by the Company with or without Cause (as defined in the Voelker Agreement). In the event Mr. Voelker is terminated by the Company without Cause or if Mr. Voelker voluntarily terminates his employment with the Company for Good Reason (as defined in the Voelker Agreement), Mr. Voelker shall receive certain payments and benefits (the “Separation Benefits”), including (i) a lump sum cash payment equal to three (3) times the sum of his base salary and 100% of his bonus (based upon the higher of his actual bonus earned in the prior year or his target bonus in the year of termination), (ii) a pro rated portion of his bonus for the year of termination (based upon the higher of his actual bonus earned in the prior year or his target bonus in the year of termination), (iii) guaranteed continuation of comparable health coverage for him and his family for a period of thirty six (36) months and (iv) immediate vesting of Mr. Voelker’s then-unvested and outstanding Equity Awards. In the event such termination of employment takes place prior to July 10, 2008, Mr. Voelker is also entitled to a cash payment of $3,600,000, as provided under the Voelker Agreement. Mr. Voelker would also be entitled to receive (i) his base salary through the date of termination, (ii) the balance of any incentive awards earned and due but not yet paid, (iii) his accrued but unused vacation time through his termination date, (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company, and (v) continued entitlements with respect to expense reimbursements.

In the event that the Company terminates Mr. Voelker’s employment with the Company for Cause, Mr. Voelker shall be entitled to receive (i) his base salary through the date of termination, (ii) the balance of any incentive awards earned and due but not yet paid, (iii) his accrued but unused vacation time through his termination date, (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company, and (v) continued entitlements with respect to expense reimbursements.

Additionally, the Voelker Agreement provides that, in the event that Mr. Voelker incurs any excise tax pursuant to Section 4999 of the Internal Revenue Code (“Excise Tax”) with respect to any payment made or benefit granted pursuant to the terms of the Voelker Agreement, the Company shall make a payment to Mr. Voelker (a “Tax Reimbursement Payment”) which, after the imposition of all income, excise and employment taxes thereon, is equal to the Excise Tax incurred.

In the event of Mr. Voelker’s death during the term of the Voelker Agreement, 100% of his then-unvested Equity Awards shall vest and Mr. Voelker’s estate is entitled to severance benefits of 100% of his then-current annual salary for three months, the right to exercise the executive officer’s then-vested options from two years following Mr. Voelker’s death, and Company-paid COBRA health insurance benefits for 90 days. Mr. Voelker’s estate would also be entitled to receive (i) Mr. Voelker’s base salary through the date of termination, (ii) the balance of any incentive awards earned and due but not yet paid, (iii) his accrued but unused vacation time through his termination date, (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company, and (v) continued entitlements with respect to expense reimbursements.

Severance Arrangements with Messrs. Hsieh, McManus, Elfman and Easter, other than in connection with a Change of Control

Pursuant to the terms of their employment agreements (the “Other Officer Agreements”), each of Messrs. Hsieh, McManus, Elfman and Easter could be terminated by the Company with or without Cause (as defined in the Other Officer Agreements). In the event that any of them was terminated by the Company without Cause or voluntarily terminated his employment with the Company for Good Reason (as defined in the Other Officer Agreements), he was to receive certain payments and benefits (the “Executive Separation Benefits”) including (i) a lump sum cash payment equal to two (2) times (one (1) time in the case of Mr. Easter) the sum of his base salary and 100% of his bonus (based upon the higher of his actual bonus earned in the prior year or his target bonus in the year of termination), (ii) a pro rated portion of his bonus for the year of termination (based upon the higher of his actual bonus earned in the prior year or his target bonus in the year of termination), (iii) guaranteed continuation of comparable health coverage for him and his family for a period of twenty-four (24) months (twelve (12) months in the case of Mr. Easter) and (iv) immediate vesting of the Named Executive Officer’s then-unvested outstanding Equity Awards in their entirety, giving the Named Executive Officer a period of twelve (12) months following the termination of his employment to exercise such Equity Awards. Each of the executives officers would also be entitled to receive (i) his base salary through the date of termination, (ii) the balance of any incentive awards earned and due but not yet paid, (iii) his accrued but unused vacation time through his termination date, (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company, and (v) continued entitlements with respect to expense reimbursements.

In the event that the Company terminated any officer’s employment with the Company for Cause, such officer was entitled to receive (i) his base salary through the date of termination, (ii) the balance of any incentive awards earned and due but not yet paid, (iii) his accrued but unused vacation time through his termination date, (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company, and (v) continued entitlements with respect to expense reimbursements.

Additionally, each Other Officer Agreement provides that, in the event that the relevant executive officer incurs any Excise Tax (as defined in the Other Officer Agreements) with respect to any payment made or benefit granted pursuant to the terms of the Other Officer Agreement, the Company shall make a Tax Reimbursement Payment (as defined in the Other Officer Agreements) to such executive officer.

With respect to the Named Executive Officers, in the event of an executive officer’s death during the term of the relevant Other Officer Agreement, 100% of such executive officer’s Equity Awards shall vest and such executive officer’s estate is entitled to severance benefits of 100% of his then-current annual salary for three months, the right to exercise the executive officer’s then-vested options from two years following the executive officer’s death, and Company-paid COBRA health insurance benefits for 90 days. Each of the executive officer’s estate would also be entitled to receive (i) the executive officer’s base salary through the date of termination,

(ii) the balance of any incentive awards earned and due but not yet paid, (iii) his accrued but unused vacation time through his termination date, (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company, and (v) continued entitlements with respect to expense reimbursements.

Change of Control Arrangements

Based on review of published compensation figures, the change of control arrangements for our Named Executive Officers are in line with change of control practices in the market, especially under circumstances when companies are pursuing and implementing strategic transactions and capital redeployments.

Arrangements with Mr. Voelker in connection with a Change of Control

If, during the employment term, Mr. Voelker’s employment is terminated by the Company (i) other than for Cause (as defined in the Voelker Agreement) within ninety (90) days prior to a Change of Control (as defined in the Voelker Agreement), (ii) is terminated other than for Cause by the Company (or its successor corporation) in connection with a Change of Control, (iii) is terminated other than for Cause by the Company (or its successor corporation) within eighteen (18) months following a Change of Control, or (iv) if Mr. Voelker resigns for Good Reason (as defined in the Voelker Agreement) within eighteen (18) months following a Change of Control but within ninety (90) days following his learning of the occurrence of a Good Reason event and following the end of a specified cure period, then, subject to certain conditions, Mr. Voelker shall be entitled to certain payments and benefits including:

•	The separation benefits described above for Mr. Voelker;

•	in the event such termination of employment takes place prior to July 10, 2008, Mr. Voelker is also entitled to a cash payment of $3,600,000 as provided under the Voelker Agreement; and

•

other payments and benefits including (a) his base salary through the date of termination, (b) the balance of any incentive awards earned and due but not yet paid, (c) his accrued but unused vacation time through his termination date, (d) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company and (e) continued entitlements with respect to expense reimbursements.

The Voelker Agreement provides that Mr. Voelker shall be subject to a non-competition agreement for a period of one (1) year following any termination of his employment in connection with a Change of Control.

Additionally, the Voelker Agreement provides that, in the event that Mr. Voelker incurs any Excise Tax with respect to any payment made or benefit granted pursuant to the terms of the Voelker Agreement, the Company shall make a Tax Reimbursement Payment to Mr. Voelker which, after the imposition of all income, excise and employment taxes thereon, is equal to the Excise Tax incurred.

Arrangements with Messrs. Hsieh, McManus, Elfman and Easter in connection with a Change of Control

If during the employment term any officer’s employment (i) was terminated by the Company other than for Cause (as defined in the Other Officer Agreements) within ninety (90) days prior to a Change of Control (as defined in the Other Officer Agreements), (ii) was terminated other than for Cause by the Company (or its successor corporation) in connection with a Change of Control, (iii) was terminated other than for Cause by the Company (or its successor corporation) within eighteen (18) months following a Change of Control, or (iv) if the Executive Officer resigned for Good Reason (as defined in the Other Officer Agreements) within eighteen (18) months following a Change of Control but within ninety (90) days following his learning of the occurrence of a Good Reason event and following the end of a specified cure period, then, subject to certain conditions, the officer was entitled to certain payments and benefits including:

•	the executive separation benefits described above for the executive officers other than Mr. Voelker; and

•

other payments and benefits including (i) his base salary through the date of termination, (ii) the balance of any incentive awards earned and due but not yet paid, (iii) his accrued but unused vacation time through his termination date, (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company and (v) continued entitlements with respect to expense reimbursements.

Additionally, the Other Officer Agreements provide that, in the event that the executives incur any Excise Tax with respect to any payment made or benefit granted pursuant to the terms of the Other Officer Agreements, the Company shall make a Tax Reimbursement Payment to the executives which, after the imposition of all income, excise and employment taxes thereon, is equal to the Excise Tax incurred.

Change of Control is defined in the employment agreements as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets;

(iv) Solely with respect to Mr. Elfman, any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all of the Company’s mobile business;

(v) Solely with respect to Messrs. Voelker, Hsieh, McManus and Easter, any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all of the Company’s online search business;

(vi) Solely with respect to Messrs. Voelker, Hsieh, McManus and Easter, any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all of the Company’s directory and mobile businesses; or

(vii) A change in the composition of the Company’s Board of Directors occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is a director who either (A) is a director of the Company as of the effective date of the employment agreement, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) are also considered Incumbent Directors.

For any Change of Control that may result from the sale or disposition by the Company of all, or substantially all, of the Company’s mobile and directory businesses or online search business, or in the case of Mr. Elfman, solely in the case of the mobile business, the executives have agreed that they could not voluntarily resign for “Good Reason” (as defined in the applicable agreements) for a minimum period of six (6) months (twelve (12) months in the case of Mr. Voelker) after the closing of such Change of Control, otherwise they would not be eligible to receive the compensation and benefits otherwise payable to them in connection with a Change of Control.

Tax and Accounting Considerations

In determining which elements of compensation are to be paid, and how they are weighted, InfoSpace also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), InfoSpace generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Compensation Committee currently intends to continue seeking a tax deduction for all of InfoSpace’s executive compensation, to the extent we determine it is in the best interests of InfoSpace. The Company paid in excess of $1 million to each of the Named Executive Officers in connection with the special dividends declared in 2007 and to certain of the Named Executive Officers in connection with their separation from the Company in connection with the closing of the sale of the mobile and directory businesses.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation earned in 2007 by our Chief Executive Officer, Former Chief Financial Officer, Former Executive Vice President – Online, Former Executive Vice President – Mobile and Former Senior Vice President, General Counsel and Secretary (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
James F. Voelker	2007	$401,538		$—	$3,889,777	$2,662,111	$106,200	(3)	$33,745,869	(4)	$40,805,495
Chief Executive Officer (Principal Executive Officer)	2006	$400,000		—	—	$4,703,617	$265,500	(5)	$6,600	(6)	$5,375,717
Allen M. Hsieh(7)	2007	$220,865		—	$3,115,364	$240,877	—		$3,753,943	(8)	$7,331,049
Former Chief Financial Officer (Principal Financial Officer)	2006	$202,367		$30,000	$39,137	$316,394	$56,825	(9)	$6,600	(6)	$651,323
Brian T. McManus(7)	2007	$301,183		—	$4,242,868	$1,041,469	$99,000	(3)	$6,960,606	(10)	$12,645,126
Former Executive Vice President – Online	2006	$299,971		—	$46,043	$817,552	$295,124	(11)	$6,600	(6)	$1,465,290
Steven L. Elfman(12)	2007	$269,678		—	$4,142,006	$763,497	$95,514	(3)	$6,076,728	(13)	$11,347,423
Former Executive Vice President – Mobile	2006	$274,966		—	$46,043	$582,808	$136,898		$6,600	(6)	$1,047,315
R. Bruce Easter, Jr.(7)	2007	$276,058		—	$2,598,099	$318,581	—		$2,527,615	(14)	$5,720,353
Former Sr. Vice President, General Counsel and Secretary	2006	$10,577	(15)	—	$29,928	$7,860	—		—		$48,365

(1)	Consists of restricted stock units (“RSUs”) granted under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan (the “1996 Stock Incentive Plan”), with each RSU representing the right to receive one share of our Common Stock upon vesting. The dollar amount is the amount recognized for financial statement reporting purposes for the applicable year in accordance with FAS 123R. Assumptions used in the valuation of Stock Awards are discussed in Note 5: Stock-based Compensation Expense to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	Consists of options granted under the 1996 Stock Incentive Plan to purchase shares of our common stock. The dollar amount is the amount recognized for financial statement reporting purposes with respect to the applicable year in accordance with FAS 123R. Assumptions used in the valuation of Options Awards are discussed in Note 5: Stock-based Compensation Expense to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Consists of non-equity incentive compensation earned under the 2007 1H InfoSpace Executive Financial Performance Incentive Plan.
(4)	Consists of $21,607,424 in payments in connection with the two special dividends declared by InfoSpace in 2007 (“make-whole payments”), a tax gross-up payment of $12,131,695 related to the make-whole payments, and $6,750 of InfoSpace’s contributions under its 401(k) Plan.
(5)	Consists of non-equity incentive compensation earned under the 2006 incentive bonus program for Mr. Voelker.
(6)	Consists of InfoSpace’s contributions under its 401(k) Plan.
(7)	The employment with the Company of Messrs. Hsieh, McManus and Easter ended on December 31, 2007.
(8)	Consists of the following: $1,794,153 in make-whole payments; $935,000 of salary and bonus severance and a $39,692 lump sum payment of COBRA premiums (including tax) for 24 months paid in 2008 pursuant to Mr. Hsieh’s termination of employment with InfoSpace; tax gross-up payments of $978,348 related to the make-whole payments; also includes $6,750 of InfoSpace’s contributions under its 401(k) Plan.
(9)	Consists of $49,950 and $6,875 of non-equity incentive compensation earned under the Company’s 2006 Vice President incentive bonus plan prior to being appointed Chief Financial Officer effective November 1, 2006, and after being appointed Chief Financial Officer, respectively. Upon becoming Chief Financial Officer, Mr. Hsieh’s target bonus was increased from 30% to 50% but he remained under the Vice President incentive bonus plan for the remainder of 2006.
(10)	Consists of the following: $3,448,777 in make-whole payments; $1,626,001 of salary and bonus severance and a $47,275 lump sum payment of COBRA premiums (including tax) for 24 months paid in 2008 pursuant to Mr. McManus’s termination of employment with InfoSpace; tax gross-up payments of $1,831,803 related to the make-whole payments; also includes $6,750 of InfoSpace’s contributions under its 401(k) Plan.
(11)	Consists of non-equity incentive compensation earned under the 2006 InfoSpace Executive Vice President, Sales and Business Development Compensation Plan.
(12)	Mr. Elfman’s employment with the Company ended December 28, 2007.
(13)	Consists of the following: $3,258,664 in make-whole payments; $1,040,849 of salary and bonus severance and a $32,253 lump sum payment of COBRA premiums (including tax) for 24 months paid in 2008 pursuant to Mr. Elfman’s termination of employment with InfoSpace; tax gross-up payments of $1,738,212 related to the make-whole payments; also includes $6,750 of InfoSpace’s contributions under its 401(k) Plan.
(14)	Consists of the following: $1,180,233 in make-whole payments; $687,500 of salary and bonus severance and a $23,637 lump sum payment of COBRA premiums (including tax) for 12 months paid in 2008 pursuant to Mr. Easter’s termination of employment with InfoSpace; tax gross-up payments of $631,485 related to the make-whole payments; also includes $4,760 of InfoSpace’s contributions under its 401(k) Plan.
(15)	Mr. Easter began employment at the Company as Senior Vice President, General Counsel and Secretary on December 11, 2006.

Grants of Plan Based Awards

The following table sets forth certain information regarding non-equity and equity plan-based awards granted by InfoSpace to the Named Executive Officers in 2007.

Grants of Plan-Based Awards in 2007

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Grant Date Fair Value of Stock Awards(3)
Name		Threshold	Target	Maximum
James F. Voelker	06/22/2007	—	—	—	4,185	(4)	$95,083
	06/22/2007	—	—	—	19,235	(5)	437,019
	08/02/2007	—	—	—	160,424	(6)	3,357,674
	—	$70,000	$400,000	$600,000	—		—
Allen M. Hsieh	06/22/2007	—	—	—	28,454	(7)	$646,475
	06/22/2007	—	—	—	1,083	(8)	24,606
	06/22/2007	—	—	—	651	(9)	14,791
	08/02/2007	—	—	—	34,515	(6)	722,399
	—	$28,875	$165,000	$247,500	—		—
Brian T. McManus	06/22/2007	—	—	—	33,476	(7)	$760,575
	06/22/2007	—	—	—	1,281	(10)	29,104
	08/02/2007	—	—	—	69,030	(6)	1,444,798
	—	$65,625	$375,000	$562,500	—		—
Steven L. Elfman	06/22/2007	—	—	—	33,476	(7)	$760,575
	06/22/2007	—	—	—	1,047	(11)	23,788
	08/02/2007	—	—	—	64,465	(6)	1,349,252
	—	$36,094	$206,250	$309,375	—		—
R. Bruce Easter, Jr.	06/22/2007	—	—	—	21,759	(7)	$494,364
	06/22/2007	—	—	—	11,289	(12)	256,486
	08/02/2007	—	—	—	25,886	(6)	541,794
	—	$36,094	$206,250	$309,375	—		—

(1)	These columns show the potential value of the payout for each Named Executive Officer under the 2007 performance plan if the threshold, target or maximum performance measure goals are satisfied. The two performance measures and salary multiples used in determining the actual payout are described in the Compensation Discussion and Analysis starting on page 16. The possible payouts were performance-driven and therefore were completely at risk. As described in the Compensation Discussion and Analysis, for example, for the second quarter of 2007, Mr. Elfman earned only 88% of his quarterly bonus and no other Named Executive Officer earned a bonus. Except for Mr. Elfman, who would have earned 28% of his bonus for the third quarter of 2007, no Named Executive Officer earned a bonus for the third quarter of 2007. The bonus Mr. Elfman would have earned in the third quarter of 2007 was paid by Motricity, the acquiror of our mobile business, whom Mr. Elfman joined upon the closing of such business. Because of the sale of our directory and mobile business in the fourth quarter of 2007, no bonus was earned by Mr. McManus nor Mr. Elfman in the fourth quarter of 2007, although we estimate that Mr. Elfman would have achieved at least his target bonus. No other Named Executive Officer earned a bonus for the fourth quarter of 2007. Messrs. Voelker, Hsieh and Easter earned only 27% and Mr. McManus 26% of their overall target bonus in 2007.
(2)	Consists of RSUs granted under our 1996 Stock Incentive Plan with each RSU representing the right to receive one share of our common stock upon vesting. Pursuant to the Named Executive Officers’ employment agreements with InfoSpace, dated August 3, 2007 (the “Employment Agreements”), the vesting of these RSUs was fully accelerated on December 28, 2007, the day of the closing of the sale of the Company’s mobile business to Motricity.
(3)	The dollar amount is the grant date fair value of the equity award computed in accordance with FAS 123R.
(4)	The RSUs were granted to Mr. Voelker as part of the make-whole program and was based on the unvested portion of an option granted prior to 2006. 100% of the RSUs vested on December 23, 2007.

(5)	The RSUs were granted to Mr. Voelker as part of the make-whole program and were based on the unvested portion of the option granted pursuant his employment agreement with InfoSpace dated October 5, 2005. When granted, the RSUs would have vested ratably each month over a 16 month period commencing July 5, 2007 such that they would be fully vested on October 5, 2008.
(6)	The RSUs were granted pursuant to the Named Executive Officer’s Employment Agreement. When granted, the RSUs would have vested 100% on July 10, 2008.
(7)	The RSUs were granted as part of the make-whole program and were based on the unvested portion of the RSUs granted December 20, 2006. When granted, the RSUs would have vested 50% on December 20, 2007 and 50% would have vested on December 20, 2008.
(8)	The RSUs were granted to Mr. Hsieh as part of the make-whole program and were based on the unvested portion of an option granted prior to 2006. When granted, the RSUs would have vested 50% on October 1, 2007 and 50% would have vested on April 1, 2008.
(9)	The RSUs were granted to Mr. Hsieh as part of the make-whole program and were based on the unvested portion of an option granted prior to 2006. 100% of the RSUs vested on July 29, 2007.
(10)	The RSUs were granted to Mr. McManus as part of the make-whole program and were based on the unvested portion of an option granted prior to 2006. 100% of the RSUs vested on December 22, 2007.
(11)	The RSUs were granted to Mr. Elfman as part of the make-whole program and were based on the unvested portion of an option granted prior to 2006. 100% of the RSUs vested on July 28, 2007.
(12)	The RSUs were granted to Mr. Easter as part of the make-whole program and were based on the unvested portion of an option granted in 2006. When granted, the RSUs would have vested 25% on December 11, 2007 and the remainder ratably every six months thereafter over the next three years such that it would have been fully vested on December 11, 2010.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options for each of the Named Executive Officers outstanding as of the end of 2007. None of the Named Executive Officers held unvested RSUs as of the end of 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards(1)			Option Expiration Date
	Number of Securities Underlying Unexercised Options		Option Exercise Price($)
Name	Exercisable(2)	Unexercisable
James F. Voelker	5,500	—	$6.70	07/19/2012
	600,000	—	9.20	12/21/2012
	600,000	—	14.88	06/10/2010
	350,000	—	24.30	12/23/2010
	450,000	—	24.29	01/03/2013
Allen M. Hsieh(3)	20,833	—	$14.59	12/31/2008
	25,000	—	39.19	12/31/2008
	25,000	—	41.83	12/31/2008
	25,000	—	24.14	12/31/2008
	25,000	—	24.47	12/31/2008
Brian T. McManus(3)	83,000	—	$11.33	12/31/2008
	75,000	—	23.53	12/31/2008
	100,000	—	27.67	12/31/2008
Steven L. Elfman(3)	87,000	—	$15.56	12/28/2008
	25,000	—	39.19	12/28/2008
	40,000	—	41.83	12/28/2008
	75,000	—	27.67	12/28/2008
R. Bruce Easter, Jr(3).	35,000	—	$20.03	12/31/2008

(1)	Consists of options granted under the 1996 Stock Incentive Plan to purchase shares of our common stock. Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant.

(2)	All unvested stock options vested on December 28, 2007 pursuant to the vesting acceleration provisions under each of the Named Executive Officer’s Employment Agreement upon the closing of the sale of the Company’s mobile business on such date.
(3)	Pursuant to the Named Executive Officer’s Employment Agreement, the options expire one year from the day his employment with the Company was terminated.

Option Exercises and Stock Vested in 2007

The following table sets forth certain information regarding held by the Named Executive Officers that vested during 2007, including the aggregate value realized on such vesting before the payment of any fees, commissions or taxes.

Option Exercises and Stock Vested Table

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
James F. Voelker	—	—	183,844	$1,886,416
Allen M. Hsieh	—	—	149,703	1,457,201
Brian T. McManus	—	—	203,787	1,974,741
Steven L. Elfman	—	—	198,988	1,938,618
R. Bruce Easter, Jr.	—	—	123,934	1,197,885

(1)	No options were exercised by the Named Executive Officers during 2007.
(2)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of an RSU by the closing price of the Company’s common stock per share on the date of vesting.

Potential Payments Upon Termination or Change in Control

Our employment agreements with each of our Named Executive Officers provide for certain payments to the Named Executive Officer in connection with such executive officer’s termination of employment with the Company. The amount and types of payments depend on the reason for the termination of employment: (1) termination by the Company without Cause (as defined in the relevant employment agreement) or voluntarily by the Named Executive Officer for Good Reason (as defined in the relevant employment agreement), including in connection with a Change of Control (as defined in the relevant employment agreement); and (2) termination due to death or disability. Mr. Voelker’s employment agreement also provides for certain payments if he voluntarily terminates his employment while an at-will employee. A fuller description of the severance and change of control provisions under the Employment Agreements with each Named Executive Officer is found under the headings “Severance Arrangements” and “Change of Control Arrangements” in the Compensation and Discussion Analysis section of this Proxy Statement, above.

In order to receive such payments and benefits, executive officers are required to sign and not revoke a release and must comply with their non-disclosure, invention release and non-competition agreements which limit their ability to compete with us for a year after their employment ends.

Under our 1996 Stock Incentive Plan, any outstanding stock option and RSU terminates immediately prior to a change of control (as defined in the 1996 Stock Incentive Plan). However, to the extent permitted by law, 25% of unvested stock options and 25% of unvested RSUs vest upon a change of control transaction. The options and RSUs do not terminate, however, if the options are assumed or substituted by the successor corporation or its parent company. If the options and RSUs are not assumed or substituted with options and RSUs providing substantially equal value and substantially similar provisions as the options and RSUs, then an additional 25% of unvested options and RSUs vest immediately prior to a change of control transaction. Additionally, our employment agreements with our Named Executive Officers provide for full acceleration of vesting of all equity awards held by the Named Executive Officer upon a change of control, termination of employment of the executive officer by us or our successor if such termination was not for cause or was by the executive for good reason, as well as upon the death of the executive.

The following table sets forth the estimated payments of severance and/or benefits that would be provided to each of the Named Executive Officers, except Mr. Elfman, in the event of such executive officer’s termination of employment on December 31, 2007 by the Company without Cause or by the Named Executive Officer for Good Reason, as well as in connection with a Change in Control. For Mr. Voelker, the table also includes payments for voluntary termination while he is an at-will employee. The payments set forth for Mr. Elfman are the payments he received in connection with the termination of his employment on December 28, 2007 in connection with the closing of the sale of the Company’s mobile business. All options and RSUs held by the Named Executive Officers were fully vested prior to the end of the year.

Name	Annual Salary Rate Multiple	Annual Bonus Rate Multiple	Pro-Rated Bonus	Other Cash		Health Benefits(1)	Total
James F. Voelker
Good Reason; no Cause; Change of Control	$1,200,000	$1,200,000	$293,800	$3,600,000	(2)	$70,912	$6,364,712
Voluntary while At-Will	$200,000	—	—	—		$23,637	$223,637
Allen M. Hsieh	$440,000	$330,000	$165,000	—		$39,692	$974,692
Brian T. McManus	$600,000	$750,001	$276,000	—		$47,275	$1,673,276
Steven L. Elfman	$550,000	$412,500	$78,349	—		$32,253	$1,073,102
R. Bruce Easter, Jr.	$275,000	$206,250	$206,250	—		$23,637	$711,137

(1)	Consists of Company-paid COBRA insurance benefits (including tax).
(2)	This amount is payable if the termination of employment takes place prior to July 10, 2008.

Termination due to Death or Disability

In the event of the Named Executive Officer’s death while employed under his Employment Agreement, 100% of such executive officer’s then-unvested options vest, such executive officer’s estate is entitled to severance benefits of 100% of his then-current annual salary rate for three months, the right to exercise the executive officer’s then-vested options for two years following the executive officer’s death, and Company-paid COBRA health insurance benefits for 90 days. In the case of Mr. Voelker, if such termination of employment takes place prior to July 10, 2008, Mr. Voelker is also entitled to a cash payment of $3,600,000.

In the event of the Named Executive Officer’s termination of employment with the Company due to Disability (as defined in the employment agreement), he is entitled to continuing payments of his base salary until the earlier of eligibility for long-term disability payments under the Company’s group disability policy or 180 days following termination. In the case of Mr. Voelker, if such termination of employment takes place prior to July 10, 2008, Mr. Voelker is also entitled to a cash payment of $3,600,000.

The following table sets forth the payments of severance and/or benefits that would be provided to each of the Named Executive Officers or his estate in the event of such executive officer’s termination of employment on December 31, 2007 due to death or Disability. All options and RSUs held by the Named Executive Officers were fully vested prior to the end of the year.

Name	Annual Salary Rate(1)	Other Cash		Health Benefits(2)	Total
James F. Voelker
Death	$100,000	$3,600,000	(3)	$5,909	$3,705,909
Disability	$200,000	—		—	$200,000
Allen M. Hsieh
Death	$55,000	—		$4,962	$59,962
Disability	$110,000	—		—	$110,000
Brian T. McManus
Death	$75,000	—		$5,909	$80,909
Disability	$150,000	—		—	$150,000
R. Bruce Easter, Jr.
Death	$68,750	—		$5,909	$74,659
Disability	$137,500	—		—	$137,500

(1)	With respect to disability payments, the amount shown assumes payment of disability pay for 180 days.
(2)	Consists of Company-paid COBRA insurance benefits (including tax).
(3)	This amount is payable if the termination of employment takes place prior to July 10, 2008.

DIRECTOR COMPENSATION FOR 2007

The following table sets forth information concerning the compensation of each nonemployee member of our Board of Directors for 2007.

Director Compensation for Year 2007 Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)		Total
John E. Cunningham, IV	$54,750	—	$59,785	$215,150	(4)	$329,685
Nicholas F. Graziano	$32,250	$5,100	$36,529	—		$73,879
Jules Haimovitz	$42,750	—	$59,785	$89,546	(5)	$192,081
Richard D. Hearney	$45,750	—	$59,785	$197,695	(6)	$305,230
William J. Ruckelshaus	$34,250	$5,100	$36,529	—		$75,879
Lewis M. Taffer	$48,000	—	$59,785	$138,106	(7)	$245,891
George M. Tronsrue, III	$45,750	—	$59,785	$9,596	(8)	$115,131
Vanessa A. Wittman	$45,000	—	$59,785	$224,852	(9)	$329,637

(1)

Consists of RSUs granted under the 1996 Stock Incentive Plan in connection with the make-whole program on June 22, 2007, with each RSU representing the right to receive one share of our common stock upon vesting. On June 22, 2007, in connection with a special dividend declared by InfoSpace in May 2007, and as part of company-wide compensation program approved by the Board of Directors in consultation with Syzygy, each of the outside directors received RSUs with a value equal to the reduction in value of such director’s unvested in-the-money stock options, based on the share price of InfoSpace’s common stock before and after the dividend (as measured by the difference between the 30-day average closing price of InfoSpace’s common stock before, and the 5-day average closing price of InfoSpace’s common stock on and after, the ex-dividend date). The original vesting schedule of such grants was the same as the options with respect to which they were issued. As discussed above, the underlying plan documents that provide for equity grants did not contemplate a dividend and, therefore, had no mechanism to allow for a tax-free equivalent value grant when dividends are distributed to stockholders. Since the dividend would not be paid with respect to the applicable outstanding stock options, the make-whole payments were intended to compensate the Company’s directors for the potential decrease in the value of their equity awards attributable to the dividend. The dollar amount is the amount recognized for financial statement reporting purposes for the applicable year in accordance with FAS 123R. Assumptions used in the valuation of stock awards are discussed in Note 5: Stock-based Compensation Expense to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007. Each of the RSUs granted to Mr. Graziano and Mr. Ruckelshaus on June 22, 2007 had a grant date fair value of $11,246 calculated in accordance with FAS 123R. The aggregate number of RSU awards outstanding at December 31, 2007 for each nonemployee member of our Board of Directors is provided in a separate table below.

(2)	Consists of options granted under the 1996 Stock Incentive Plan to purchase shares of our common stock. The dollar amount is the amount recognized for financial statement reporting purposes with respect to the applicable year in accordance with FAS 123R. Assumptions used in the valuation of Options Awards are discussed in Note 5: Stock-based Compensation Expense to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007. Each of the options granted to Mr. Graziano and Mr. Ruckelshaus on May 2, 2007 had a grant date fair value of $77,601 calculated in accordance with FAS 123R. Each of the options granted to the other six nonemployee members of our Board of Directors on May 31, 2007 had a grant date fair value of $56,606 calculated in accordance with FAS 123R. The aggregate number of option awards outstanding at December 31, 2007 for each nonemployee member of our Board of Directors is provided in a separate table below.
(3)	In connection with the special dividend declared by the Company in May 2007, and as part of company-wide compensation program approved by the Board of Directors in consultation with Syzygy, each of the directors received a payment in an amount equal to the reduction in value of such directors’ vested in-the-money stock options, based on the share price of InfoSpace’s common stock before and after the dividend (as measured by the difference between the 30-day average closing price of InfoSpace’s common stock before, and the 5-day average closing price of InfoSpace’s common stock on and after, the ex-dividend date) (the “make-whole payment”), plus a tax gross-up on such payment. The compensation program was intended to compensate the Company’s directors for the potential decrease in the value of their equity awards attributable to the dividend, because the dividend would not be paid on such equity awards. As discussed above, the tax gross-up on the make-whole payments was intended to provide the directors with the value they would have received had the equity plan document contemplated maintaining the value of the equity awards in the event of a dividend to stockholders. Such provisions in a plan typically provide each plan participant with an equivalent value grant at the time such a dividend is distributed to stockholders without the participant incurring any immediate tax liability. The Board of Directors believes that these make-whole payments were appropriate and in the best interests of the Company and its stockholders.
(4)	Consists of a $124,726 make-whole payment and a tax gross up payment of $90,424 related to the make-whole payment.
(5)	Consists of a $42,126 make-whole payment and a tax gross up payment of $47,420 related to the make-whole payment.
(6)	Consists of a $102,676 make-whole payment and a tax gross up payment of $95,019 related to the make-whole payment.
(7)	Consists of a $68,026 make-whole payment and a tax gross up payment of $70,080 related to the make-whole payment.
(8)	Consists of a $5,026 make-whole payment and a tax gross up payment of $4,570 related to the make-whole payment.
(9)	Consists of a $115,276 make-whole payment and a tax gross up payment of $109,576 related to the make-whole payment.

The following table sets forth information concerning the aggregate number of option awards outstanding for each of the nonemployee members of our Board of Directors as of December 31, 2007.

Name	Aggregate Number of Stock Awards(1)	Aggregate Number of Option Awards
John E. Cunningham, IV	—	54,000
Nicholas F. Graziano	495	10,000
Jules Haimovitz	—	25,000
Richard D. Hearney	—	45,500
William J. Ruckelshaus	495	10,000
Lewis M. Taffer	—	42,000
George M. Tronsrue, III	—	30,000
Vanessa A. Wittman	—	47,500

(1)	Consists of RSUs granted under the 1996 Stock Incentive Plan in connection with the make-whole program on June 22, 2007, with each RSU representing the right to receive one share of our Common Stock upon vesting.

We pay an annual retainer of $15,000 following each Annual Meeting of Stockholders to each nonemployee member of our Board of Directors, and the Chair of the Audit Committee receives an additional $5,000 annual retainer. Each nonemployee director is also paid $750 for each Board of Directors and committee meeting attended and is reimbursed for travel expenses incurred to attend the meetings in person.

Pursuant to the Stock Option Grant Program for Nonemployee Directors under our 1996 Stock Incentive Plan, as amended, we grant a nonqualified stock option to purchase 10,000 shares of common stock to each nonemployee director on the date the director is first appointed or elected to the Board of Directors. In addition, immediately following each Annual Meeting of Stockholders, we grant to each nonemployee director an additional nonqualified stock option to purchase 7,500 shares of common stock, except for those nonemployee directors who were newly elected to the Board of Directors at such Annual Meeting or within the three-month period prior to such Annual Meeting. All options granted under the program for nonemployee directors fully vest on the first anniversary of the date of grant.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee of InfoSpace shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that InfoSpace specifically incorporates it by reference into such filing.

From January 1, 2007 to May 30, 2007, the Compensation Committee of the Board of Directors was comprised of four nonemployee directors: Messrs. Lewis Taffer (Chairman), John Cunningham, Richard Hearney and George Tronsrue. Since May 31, 2007, the Compensation Committee has consisted of four nonemployee directors: Messrs. Lewis Taffer (Chairman), Richard Hearney and George Tronsrue, and Ms. Vanessa Wittman.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and proxy statement on Schedule 14A.

Members of the Compensation Committee:

Lewis M. Taffer (Chair)
Richard Hearney
George Tronsrue, III
Vanessa A. Wittman

Equity Compensation Plans

During 2007, certain executive officers and directors received benefits under our 1996 Stock Incentive Plan and the related Stock Option Program for Nonemployee Directors. Our stockholders have approved the 1996 Stock Incentive Plan.

Restated 1996 Flexible Stock Incentive Plan

The purpose of the 1996 Stock Incentive Plan is to provide an opportunity for our employees, officers, directors, independent contractors and consultants to acquire our common stock. The 1996 Stock Incentive Plan provides for grants of stock options, stock appreciation rights, or SARs, RSUs and stock awards. At December 31, 2007, an aggregate of 14,820,639 shares of common stock were authorized for issuance, options to purchase 5,802,513 shares of common stock were outstanding at a weighted average exercise price of $27.53 per share, 700,499 RSUs were outstanding and 575,789 shares were available for future grant under the 1996 Stock Incentive Plan. On January 1, 2008, an additional 1,716,698 shares automatically became available for future grants pursuant to the 1996 Stock Incentive Plan.

Stock Option Program for Nonemployee Directors

Under the 1996 Stock Incentive Plan, we grant a nonqualified stock option to purchase 10,000 shares of common stock to each nonemployee director on the date the director is first appointed or elected to our Board of Directors. We grant to each nonemployee director an additional nonqualified stock option to purchase 7,500 shares of common stock immediately following each Annual Meeting of Stockholders, except for those nonemployee directors who were newly elected to the Board of Directors at such Annual Meeting of Stockholders or within the three-month period prior to such Annual Meeting of Stockholders. All options granted under the program for nonemployee directors vest fully on the first anniversary of the date of such grant.

1998 Employee Stock Purchase Plan

We adopted the 1998 Employee Stock Purchase Plan in August 1998. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, and permits eligible employees to purchase our common stock through payroll deductions of up to 15% of their compensation. Under the Purchase Plan, no employee may purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. We have authorized an aggregate of 1,360,000 shares of common stock for issuance under the Purchase Plan. From time to time, an executive officer may elect to participate in the Purchase Plan. Our stockholders have approved the Purchase Plan.

The Purchase Plan is implemented with six-month offering periods. Offering periods begin on each February 1 and August 1. Participants purchase common stock under the Purchase Plan at a price equal to the lesser of 85% of their fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period. A total of 612,062 shares of common stock had been issued under the Purchase Plan as of December 31, 2007 and 747,938 shares remained available for future purchase as of that date.

The following table provides information about all of our stock option plans and the Purchase Plan as of December 31, 2007.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	6,503,012	(2)	$27.53	(3)	1,323,727	(4)
Equity compensation plans not approved by security holders (5)	621,862		$29.62	(3)	1,005,633

Total	7,124,874		$27.73	(3)	2,329,360

(1)	Includes shares to be issued under our Restated 1996 Flexible Stock Incentive Plan and our 1998 Employee Stock Purchase Plan.
(2)	Consist of 5,802,513 shares of common stock issuable upon exercise of outstanding options, and 700,499 shares of common stock issuable upon vesting of RSUs, granted under the Restated 1996 Flexible Stock Incentive Plan.
(3)	Consists of the weighted-average exercise price of outstanding options.
(4)	Does not include the 1,716,698 additional shares that automatically became available for future issuance under the Restated 1996 Flexible Stock Incentive Plan on January 1, 2008 pursuant to such plan.
(5)	Includes 556,054 shares issuable upon exercise of outstanding options under our 2001 Nonstatutory Stock Option Plan. There are 842,732 shares remaining available for future grants under such plan. Also includes 558 shares issuable upon exercise of outstanding options under the Saraide.com Inc. 1998 Equity Incentive Plan, which was assumed by InfoSpace on acquisition of the company sponsoring such plan. No shares remain available for future grants under such plan. Also includes 1,000 shares issuable upon exercise of outstanding options under the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, which was adopted by InfoSpace in connection with the acquisition of Saraide. No shares remain available for future grants under such plan. Also includes 64,250 shares issuable upon exercise of outstanding options under the InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan, which was assumed in connection with the acquisition of Switchboard. There are 162,901 shares remaining available for future grants under such plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish InfoSpace with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, InfoSpace believes that all filing requirements applicable to its executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with during 2007.

Transactions with Related Persons

Under our Code of Business Conduct and Ethics, related party transactions must be disclosed to our Chief Financial Officer. If the Chief Financial Officer determines that the transaction is material, the Audit Committee must review and approve in writing in advance of such related party transactions. The most significant related party transactions, particularly those involving our directors or executive officers, must be reviewed and approved in writing in advance by our Board of Directors. We currently have no such transactions to report. Additionally, pursuant to our Audit Committee Charter, the Audit Committee reviews proposed related party transactions for potential conflicts of interests and approves all such transactions in advance. In determining whether Mr. Cunningham is an “independent director” as defined in the NASDAQ Marketplace Rules, the Board of Directors considered that Mr. Cunningham’s brother is a non-executive, at-will employee of the Company who is serving as one of the Company’s managers of business development, and has an annual base salary of over $120,000 and is eligible to be paid bonuses by the Company.

Indemnification Arrangements

In addition to InfoSpace’s expense advancement and indemnification obligations under our Bylaws and applicable law, we have entered into standard indemnification agreements in the ordinary course of business with each of our executive officers and directors.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of InfoSpace knows of no other matters to be submitted at the meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC. Proposals of stockholders of InfoSpace intended to be presented for consideration at our 2009 Annual Meeting of Stockholders must be received by InfoSpace no later than December 2, 2008 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by: (i) the Board of Directors or (ii) any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of InfoSpace not fewer than 60 days nor more than 90 days in advance of the annual meeting (or, with respect to an election of directors to be held at a special meeting, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. In the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Our Bylaws also provide that the only business that shall be conducted at an annual meeting is business that is brought before such meeting: (i) by or at the direction of the Board of Directors, or (ii) by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of InfoSpace not less than 60 days nor more than 90 days in advance of the annual meeting, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. If a stockholder who has notified InfoSpace of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his or her proposal at such meeting, InfoSpace need not present the proposal for a vote at such meeting. For further information regarding nomination of directors, see the description of the Nominating and Governance Committee of our Board of Directors under the heading “Board Meetings and Committees; Corporate Governance Matters.”

A copy of the full text of the Bylaws discussed above is available on our company Web site at www.infospaceinc.com or may be obtained by writing to the Corporate Secretary of InfoSpace. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to InfoSpace’s principal executive offices at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, Attention: Corporate Secretary.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2007 is available on our company Web site at www.infospaceinc.com. Upon written request by any stockholder to Alejandro C. Torres, the Corporate Secretary of InfoSpace, at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, a copy of the Annual Report on Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

By Order of the Board of Directors,

Alejandro C. Torres
General Counsel and Secretary

Bellevue, Washington

March 27, 2008

INFOSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 12, 2008

10:00 a.m.

The Westin Bellevue

600 Bellevue Way NE

Bellevue, Washington 98004

YOUR VOTE IS IMPORTANT!

You can vote by promptly returning your completed proxy card in the enclosed envelope.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2007 and the Annual Review are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INFOSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 12, 2008

The undersigned stockholder(s) of InfoSpace, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders dated March 27, 2008 and Proxy Statement dated March 27, 2008, and hereby appoints David B. Binder and Alejandro C. Torres, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of InfoSpace, Inc. to be held on May 12, 2008, at 10:00 a.m., Pacific Daylight Time, at The Westin Bellevue, located at 600 Bellevue Way NE, Bellevue, Washington 98004, and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted for the persons and proposals on the reverse side. If any other matters properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE

601 108TH AVENUE NE

SUITE 1200

BELLEVUE, WA 98004

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by InfoSpace, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Infospace, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

INSPA1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFOSPACE, INC.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Directors

1. Election of Directors

Nominees:

01) Jules Haimovitz

02) George M. Tronsrue, III

Vote On Proposal

For Against Abstain

2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

PLEASE SIGN exactly as your name appears on the stock certificate. Joint owners should each sign. Executors, administrators, trustees, etc., should so indicate when signing. If signer is a corporation, please sign in full corporate name by duly authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.

Mark, sign and date your proxy card and return promptly in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date